EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Auris Medical AG	Switzerland
Otolanum AG	Switzerland
Auris Medical Inc.	Illinois
Auris Medical Ltd.	Ireland